UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2011

EGPI FIRECREEK, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-32507 (Commission File Number)	88-0345961 (IRS Employer Identification No.)

6564 Smoke Tree Lane, Scottsdale Arizona (principal executive offices)	85253 (Zip Code)

(480) 948-6581
(Registrant’s telephone number, including area code)

 (Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.    Entry into a Material Definitive Agreement

On March 1, 2011, EGPI Firecreek, Inc., (the”Company”) entered into a Series D Stock Purchase Agreement (“SPA”) with Dutchess Private Equities Fund, Ltd. (“Investors”) whereby the Company agrees to authorize and issue and sell 2,500 shares of a new, to be authorized, Series D preferred stock to Investors for one thousand dollars ($1,000) per share, or a total in the aggregate value of two million five hundred thousand ($2,500,000) dollars.

Pursuant to the SPA each share of Series D Preferred Stock shall be convertible, at the sole option of the Investor or holder thereof, into share(s) of the Corporation’s Common Stock (“Conversion Shares”). The Conversion Formula at the time of any noticed and converted shall mean that the number of Conversion Shares (common stock) to be received by the holder of Series D Preferred Stock in exchange for each share of Series D Preferred Stock that such holder intends to convert pursuant to this provision, where such number of Conversion Shares shall be equal to the greater of the number calculated by dividing the Purchase Commitment per share ($1000) by i) .003 per share, ii) one hundred and ten percent (110%) of the lowest VWAP for the three (3) days immediately preceding a Conversion Date. The Company has agreed to keep a sufficient number of its common shares on hand for future conversions as listed in Section 1 of the SPA.

Contemporaneously with the execution and delivery of the Agreement(s) and Exhibits, the parties hereto are executing and delivering an Assignment and Bill of Sale (the “Assignment and Bill of Sale Agreement”) pursuant to which the Investors and its wholly-owned subsidiary Ginzoil, Inc, (GZI) agrees to sell to the Company’s wholly owned subsidiary unit Energy Producers, Inc. (“EPI”) all assets of GZI as described in the preliminary Assignment and Bill of Sale and summarily as follows: Under the terms of the agreement, which shall be effective March 1, 2011, the Company through its wholly owned subsidiary EPI will acquire a majority 75% Working Interest and 56.25% corresponding Net Revenue Interest in the North 40 acres of the J.B. Tubb Leasehold Estate/Amoco Crawar field and oil and gas interests, including all related assets, fixtures, equipment, three well heads, three well bores, and pro rata oil & gas revenue and reserves for all depths below the surface to 8500 ft. The field is located in the Permian Basin and the Crawar Field in Ward County, Texas (12 miles west of Monahans & 30 miles west of Odessa in West Texas). Included in the transaction, EPI will also acquire 75% Working Interest and 56.25% corresponding Net Revenue Interest in the Highland Production Company No. 2 well-bore located in the South 40 acres of the J.B. Tubb Leasehold Estate/Amoco Crawar field, oil and gas interests, pro rata oil & gas revenues and reserves with depth of ownership 4700 ft. to 4900 ft.

In addition to the Bill of Sale and Assignment, the Company, and Success Oil Co., Inc. are entering into an Operations Agreement and Exhibits, effectively for leasehold Operations, and the filing of all appropriate documentation as and when required with the Railroad Commission of Texas.

A copy of the proposed Assignment and Billy of Sale is attached hereto as Exhibit 10.1.
A copy of the proposed Series D Convertible Preferred Stock Purchase Agreement hereto as Exhibit 10.2
A copy of the proposed Certificate of Designations, Preferences and Rights of Series D Preferred Stock of EGPI Firecreek, Inc. is attached hereto as Exhibit 10.3
A copy of the proposed Model Form 610 Operating Agreement and Exhibit are attached hereto as Exhibit 10.4

Item 2.01.   Completion of Acquisition or Disposition of Assets

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the private placement of these securities pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, the Investor is an “accredited investor” and/or qualified institutional buyer, the Investor has access to information about the Company and its investment, the Investor will take the securities for investment and not resale, and the Company is taking appropriate measures to restrict the transfer of the securities.

Item 8.01.	Other Information

Effective March 2, 2011 EGPI Firecreek, Inc. (the “Company”) obtained a consent from the majority shareholders of the Company to amend the Articles of Incorporation to i) authorize the issuance of 2,500 shares of a new D Series Preferred Stock, and ii) for the Board of Directors to be able to authorize any and all capitalization of the Company going forward without the need for shareholder approval, and further authorized for the Board of Directors to set all rights, preferences, and designations, for and in behalf of any class of the Company’s common of preferred stock, and as may be required or as necessary in the best interest of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Identification of Exhibit
10.1	Proposed Assignment and Bill of Sale Agreement Between the Company’s EPI unit and Investors GZI unit.
10.2	Series D Convertible Preferred Stock Purchase Agreement between the Company and Investors.
10.3	Certificate of Designations, Preferences and Rights of Series D Preferred Stock of EGPI Firecreek, Inc
10.4	Proposed Model Form 610 Operating Agreement between the Company and Success Oil Co., Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2011

EGPI FIRECREEK, INC.

By	/s/ Dennis R. Alexander
Dennis R. Alexander, Chief Executive Officer